Exhibit 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

Wallingford, CT 06492

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Craig A. Lampo
Senior Vice President and
Chief Financial Officer
203-265-8625
www.amphenol.com

ROBERT LIVINGSTON APPOINTED TO

BOARD OF DIRECTORS

OF AMPHENOL CORPORATION

Wallingford, Connecticut. December 6, 2018.  Amphenol Corporation (NYSE: APH) today announced that Robert A. Livingston, former President and Chief Executive Officer of Dover Corporation (NYSE: DOV), has been appointed to Amphenol’s board of directors.

Prior to his retirement in April 2018, Mr. Livingston spent 35 years with the Dover Corporation, including most recently as its President and Chief Executive Officer for almost 10 years.   Prior to that, Mr. Livingston served as President of Dover Engineered Systems and Dover Electronics.  Mr. Livingston has a Bachelor of Science in Business Administration from Salisbury University. Mr. Livingston is also a member of the board of directors of RPM International Inc.

“Bob brings a wealth of experience to Amphenol and we are excited to welcome him to Amphenol’s board of directors,” said R. Adam Norwitt, Amphenol’s CEO. “We believe his successful track record leading a large, publicly-traded U.S. multinational manufacturer together with his extensive experience in global manufacturing, mergers and acquisitions and finance will be extremely valuable as Amphenol continues to grow around the world.”

“We conducted an exhaustive search for a director who would further strengthen our board’s breadth of talent and background, and we are delighted to have identified such an outstanding individual,” said Martin Loeffler, Amphenol’s Chairman. “I am confident that Bob will make a significant contribution to the board and the Company.”

“I have been extremely impressed by Amphenol’s innovative products, dynamic leadership team and unique entrepreneurial culture, and am honored to be joining their board,” said Mr. Livingston. “I have tremendous respect for Martin, Adam and the other board members, and I look forward to working with them.”

Amphenol Corporation is one of the world’s largest designers, manufacturers and marketers of electrical, electronic and fiber optic connectors, interconnect systems, antennas, sensors and sensor-based products and coaxial and high-speed specialty cable.  Amphenol designs, manufactures and assembles its products at facilities in the Americas, Europe, Asia, Australia and Africa and sells its products through its own global sales force, independent representatives and a global network of electronics distributors.  Amphenol has a diversified presence as a leader in high growth areas of the interconnect market including:  Automotive, Broadband Communications, Commercial Aerospace, Industrial, Information Technology and Data Communications, Military, Mobile Devices and Mobile Networks.

Forward-Looking Statements

Statements in this press release which are other than historical facts are intended to be “forward looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws. While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated. Please refer to Part I, Item 1A of the Company’s Form 10-K for the year ended December 31, 2017, for some factors that could cause the actual results to differ from estimates. In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise, except as required by law.